Exhibit 5.1

AMI BARLEV, ADV.

2 Dov Friedman Street

Ramat Gan 5250301, Israel

January 26, 2017

Internet Gold-Golden Lines Ltd.

2 Dov Friedman Street

Ramat Gan 5250301, Israel

Dear Sir and Madam:

I am General Counsel to Internet Gold-Golden Lines Ltd. (the "Company"), a corporation organized under the laws of the State of Israel. As such, I have participated in the preparation of the Company's registration statement on Form F-3 (the "Registration Statement") relating to the registration under the United States Securities Act of 1933, as amended, of the offering for resale by the selling shareholders of up to 925,000 ordinary shares of the Company (the "Shares"), par value 0.01 NIS each.

I have examined such corporate records, documents, agreements and such matters of law, as I have considered necessary or appropriate for the purpose of rendering this opinion. Upon the basis of such examination, I advise you that in my opinion the Shares are validly issued, fully paid and nonassessable.

I am a member of the Israel Bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and I disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

I consent to the reference to my name under the caption "Legal Matters" in the Registration Statement, and I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Ami Barlev
Ami Barlev, Adv.